Exhibit 99.1

News Release

December 23, 2008	For immediate release
Park National Corporation receives $100 million from
U.S. Treasury’s Capital Purchase Program
NEWARK, Ohio — Park National Corporation (Park) (NYSE Alternext US: PRK) today announced that it received $100 million of new equity capital from the U.S. Department of the Treasury’s Capital Purchase Program (CPP) established under the Emergency Economic Stabilization Act of 2008.
As of September 30, 2008, Park’s total risk-based capital ratio of 11.59 percent was approximately $75 million above the regulatory requirement of 10 percent for a “well capitalized” institution. With the additional capital from the CPP, Park’s total capital ratio will increase to 13.66 percent and its Tier 1 ratio will increase from 9.80 to 11.87 percent (using September 30, 2008 risk-based capital). The investment by the U.S. Treasury Department is comprised of $100 million in preferred shares, with a warrant to purchase 227,376 common shares of Park at an exercise price of $65.97, with a term of 10 years. The preferred shares will pay a dividend of 5 percent per year for the first five years and will pay 9 percent thereafter. Other details of the transaction may be reviewed in the Current Report on Form 8-K being filed by Park today.
“Participating in this program emphasizes the strength and soundness of the Park organization,” said C. Daniel DeLawder, chairman of the board and chief executive officer of Park National Corporation. “This infusion of capital adds to our already strong capital position, supporting our ability to continue lending money to individuals and businesses in the markets we serve.”
On December 18, 2008 Park shareholders voted to adopt an amendment to the Articles of Incorporation to authorize the issuance by Park of preferred shares in order for Park to be able to participate in the CPP. On December 19, 2008, Park’s board of directors adopted an amendment to the Articles of Incorporation to establish the express terms of the preferred shares issued to the Treasury.
About Park National
Headquartered in Newark, Ohio, Park National Corporation holds $6.8 billion in assets (as of September 30, 2008). Park consists of 14 community bank divisions, a data processing and information technology division, two specialty finance companies and a title company. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Finance Company and Park Title Agency.
Media Contacts: Ellie Hempleman, Marketing Specialist, 740.349.5493 or John Kozak, Chief Financial Officer, 740.349.3792
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Vision Bank’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within the expected timeframe and effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market, either national or in the states in which Park and its subsidiaries do business, continue to
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

News Release
deteriorate; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; and demand for loans in the respective market areas served by Park and its subsidiaries, as well as other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in “Item 1A. Risk Factors” of Part II of Park’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com